EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET ANNOUNCES STOCK REPURCHASE PROGRAM

            HOUSTON, July 14, 2005 – ExpressJet Holdings (NYSE: XJT) today announced that its Board of Directors has authorized the repurchase of up to $30 million of the company’s common stock.  The company expects the purchases to be made from time to time in the open market or in privately negotiated transactions.

            ExpressJet President and Chief Executive Officer, Jim Ream, stated, “The stock buyback program is designed to strengthen stockholder value and take advantage of ExpressJet’s financial and operational strength.”

            The timing of the share repurchases under the program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time.  Common stock acquired through the buyback program will be available for general corporate purposes.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc., which operates a fleet of 257 Embraer regional jets as Continental Express, and ExpressJet Services, LLC, which provides third-party maintenance services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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